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                                                                   EXHIBIT 21.1


                     SUBSIDIARIES OF DOANE PET CARE COMPANY



         NAME                                   JURISDICTION OF ORGANISATION
         ----                                   ----------------------------

Doane/Windy Hill Joint Venture Corp.                    Delaware

Doane/Windy Hill Joint Venture L.L.C.                   Texas

DPC International Limited                               United Kingdom

Doane Pet Care (UK) Limited                             United Kingdom

Ipes Iberica, S.A.                                      Spain

Effeffe, S.p.a.                                         Italy

Doane International Pet Products LLC                    Delaware